Dentsply International
                                                   World Headquarters
                                                   Susquehanna  Commerce Center
                                                   221 West Philadelphia Street
                                                   York, PA 17405-0872
                                                   (717) 849-4273
                                                   Fax (717) 849-4760


NEWS

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William R. Jellison                                       FOR IMMEDIATE RELEASE
Senior Vice President and
Chief Financial Officer
(717) 849-4243


                           DENTSPLY International Inc.
                   Provides Update on Pharmaceutical Business



York, PA - December 1, 2005 - DENTSPLY International Inc. (NASDAQ:XRAY) today announced that, as a result of its continuing evaluation of the actions necessary to address the items raised in the FDA's pre-approval inspection of its sterile filling plant outside Chicago (which occurred in the third quarter of 2005), the Company has suspended production of products at the plant for the U.K., Australia, and New Zealand markets. Although previously the Company anticipated that it would continue to manufacture products at the plant for these markets, for which regulatory approval had already been obtained, upon further evaluation, the Company has decided to suspend manufacturing at the plant while improvements identified in its corrective action plan are made. It is anticipated that this suspension of production will continue at least through the first quarter of 2006. The Company is investigating whether other supply sources may be available to supply the U.K., Australia, and New Zealand markets during this suspension.

Gary K. Kunkle, Jr., Chairman and Chief Executive Officer, stated, "While we are disappointed that a suspension of production is necessary, we believe that it is the appropriate action to take at this time. We are continuing to evaluate the corrective actions required at the plant, and it is possible that further impairment charges to the remaining assets associated with the business, which total approximately $122 million, may be necessary. This suspension of production is not expected to impact our 2005 full year guidance of $2.61 - $2.65 per diluted share (excluding the 3rd quarter impairment charge). We also remain comfortable with double digit earnings growth in 2006. These expectations do not factor in any further possible impairment charges, the tax costs from repatriation of foreign earnings, or the expensing of stock options beginning in 2006."

This press release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding future events or the future financial performance of the Company that involve substantial risks and uncertainties. Actual events or results may differ materially from those in the projections or other forward-looking information set forth herein as a result of certain risk factors. These risk factors include without limitation; the results of continued evaluation of the dental anesthetic business and corrective actions at the Company's pharmaceutical plant, uncertainty associated with the inspection and approval of the plant by the FDA and other regulatory authorities, the timing of any such inspection and approval, as well as the timing of production of products at the plant, the ability to obtain alternate supply sources for anesthetic products and the costs of such products, and the continued strength of dental markets.

DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The Company believes that it is the world's leading manufacturer and distributor of dental prosthetics, precious metal dental alloys, dental ceramics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental handpieces, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading worldwide manufacturer or distributor of dental injectable anesthetics, impression materials, orthodontic appliances, dental cutting instruments and dental implants. The Company distributes its dental products in over 120 countries under some of the most well established brand names in the industry.

DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market